SECURITIES AND EXCHANGE COMISSION
                             WASHINGTON, D.C. 20549

                                 SCHEDULE 13D/A
                                 (RULE 13d-101)
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 5)*

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULE 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO RULE
                                    13d-2(a)

                       China Yuchai International Limited
                       ----------------------------------
                                (Name of Issuer)

                                  Common Stock
                         ------------------------------
                         (Title of Class of Securities)

                                   G210821050
                                 --------------
                                 (CUSIP Number)

                            Charles F. Niemeth, Esq.
                              O'Melveny & Myers LLP
                              30 Rockefeller Plaza
                               New York, NY 10112
                -------------------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                 March 12, 2004
             -------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box. [ ]

         NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. G210821050                   13D                    PAGE 2 of 14 PAGES


--------------------------------------------------------------------------------
1.       NAMES OF REPORTING PERSONS/I.R.S. IDENTIFICATION
         NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         COOMBER INVESTMENTS LIMITED
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (a) [X]
         (SEE INSTRUCTIONS)                                             (b) [ ]

--------------------------------------------------------------------------------
3.       SEC USE ONLY

--------------------------------------------------------------------------------
4.       SOURCE OF FUNDS (SEE INSTRUCTIONS)

         AF
--------------------------------------------------------------------------------
5.       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS                        [X]
         REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

--------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION

         BRITISH VIRGIN ISLANDS
--------------------------------------------------------------------------------
         NUMBER OF SHARES BENEFICIALLY OWNED BY EACH
         REPORTING PERSON WITH:
--------------------------------------------------------------------------------
         7.       SOLE VOTING POWER

                  -0-
--------------------------------------------------------------------------------
         8.       SHARED VOTING POWER

                  8,601,550
--------------------------------------------------------------------------------
         9        SOLE DISPOSITIVE POWER

                  -0-
--------------------------------------------------------------------------------
         10       SHARED DISPOSITIVE POWER

                  8,601,550
--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON

         8,601,550
--------------------------------------------------------------------------------
12.      CHECK IF THE AGGREGATE AMOUNT IN ROW (11)                          [ ]
         EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         24.3%
--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

         CO
--------------------------------------------------------------------------------

CUSIP NO. G210821050                   13D                    PAGE 3 of 14 PAGES


--------------------------------------------------------------------------------
1.       NAMES OF REPORTING PERSONS/I.R.S. IDENTIFICATION
         NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         GOLDMAN INDUSTRIAL LTD.
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (a) [X]
         (SEE INSTRUCTIONS)                                             (b) [ ]

--------------------------------------------------------------------------------
3.       SEC USE ONLY

--------------------------------------------------------------------------------
4.       SOURCE OF FUNDS (SEE INSTRUCTIONS)

         AF
--------------------------------------------------------------------------------
5.       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS                        [X]
         REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

--------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION

         BRITISH VIRGIN ISLANDS
--------------------------------------------------------------------------------
         NUMBER OF SHARES BENEFICIALLY OWNED BY EACH
         REPORTING PERSON WITH:
--------------------------------------------------------------------------------
         7.       SOLE VOTING POWER

                  -0-
--------------------------------------------------------------------------------
         8.       SHARED VOTING POWER

                  8,601,550
--------------------------------------------------------------------------------
         9        SOLE DISPOSITIVE POWER

                  -0-
--------------------------------------------------------------------------------
         10       SHARED DISPOSITIVE POWER

                  8,601,550
--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON

         8,601,550
--------------------------------------------------------------------------------
12.      CHECK IF THE AGGREGATE AMOUNT IN ROW (11)                          [ ]
         EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         24.3%
--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

         CO
--------------------------------------------------------------------------------

CUSIP NO. G210821050                   13D                    PAGE 4 of 14 PAGES


--------------------------------------------------------------------------------
1.       NAMES OF REPORTING PERSONS/I.R.S. IDENTIFICATION
         NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         ZHONG LIN DEVELOPMENT COMPANY LIMITED
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (a) [X]
         (SEE INSTRUCTIONS)                                             (b) [ ]

--------------------------------------------------------------------------------
3.       SEC USE ONLY

--------------------------------------------------------------------------------
4.       SOURCE OF FUNDS (SEE INSTRUCTIONS)

         AF
--------------------------------------------------------------------------------
5.       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS                        [X]
         REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

--------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION

         HONG KONG
--------------------------------------------------------------------------------
         NUMBER OF SHARES BENEFICIALLY OWNED BY EACH
         REPORTING PERSON WITH:
--------------------------------------------------------------------------------
         7.       SOLE VOTING POWER

                  -0-
--------------------------------------------------------------------------------
         8.       SHARED VOTING POWER

                  8,601,550
--------------------------------------------------------------------------------
         9        SOLE DISPOSITIVE POWER

                  -0-
--------------------------------------------------------------------------------
         10       SHARED DISPOSITIVE POWER

                  8,601,550
--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON

         8,601,550
--------------------------------------------------------------------------------
12.      CHECK IF THE AGGREGATE AMOUNT IN ROW (11)                          [ ]
         EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         24.3%
--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

         CO
--------------------------------------------------------------------------------

CUSIP NO. G210821050                   13D                    PAGE 5 of 14 PAGES


--------------------------------------------------------------------------------
1.       NAMES OF REPORTING PERSONS/I.R.S. IDENTIFICATION
         NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         GUANGXI YUCHAI MACHINERY STATE HOLDING COMPANY
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (a) [X]
         (SEE INSTRUCTIONS)                                             (b) [ ]

--------------------------------------------------------------------------------
3.       SEC USE ONLY

--------------------------------------------------------------------------------
4.       SOURCE OF FUNDS (SEE INSTRUCTIONS)

         AF
--------------------------------------------------------------------------------
5.       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS                        [ ]
         REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

--------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION

         CHINA
--------------------------------------------------------------------------------
         NUMBER OF SHARES BENEFICIALLY OWNED BY EACH
         REPORTING PERSON WITH:
--------------------------------------------------------------------------------
         7.       SOLE VOTING POWER

                  -0-
--------------------------------------------------------------------------------
         8.       SHARED VOTING POWER

                  8,601,550
--------------------------------------------------------------------------------
         9        SOLE DISPOSITIVE POWER

                  -0-
--------------------------------------------------------------------------------
         10       SHARED DISPOSITIVE POWER

                  8,601,550
--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON

         8,601,550
--------------------------------------------------------------------------------
12.      CHECK IF THE AGGREGATE AMOUNT IN ROW (11)                          [ ]
         EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         24.3%
--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

         CO
--------------------------------------------------------------------------------

CUSIP NO. G210821050                   13D                    PAGE 6 of 14 PAGES


--------------------------------------------------------------------------------
1.       NAMES OF REPORTING PERSONS/I.R.S. IDENTIFICATION
         NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         QIN XIAOCONG
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (a) [X]
         (SEE INSTRUCTIONS)                                             (b) [ ]

--------------------------------------------------------------------------------
3.       SEC USE ONLY

--------------------------------------------------------------------------------
4.       SOURCE OF FUNDS (SEE INSTRUCTIONS)

         AF
--------------------------------------------------------------------------------
5.       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS                        [ ]
         REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

--------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION

         CHINA
--------------------------------------------------------------------------------
         NUMBER OF SHARES BENEFICIALLY OWNED BY EACH
         REPORTING PERSON WITH:
--------------------------------------------------------------------------------
         7.       SOLE VOTING POWER

                  -0-
--------------------------------------------------------------------------------
         8.       SHARED VOTING POWER

                  8,601,550
--------------------------------------------------------------------------------
         9        SOLE DISPOSITIVE POWER

                  -0-
--------------------------------------------------------------------------------
         10       SHARED DISPOSITIVE POWER

                  8,601,550
--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON

         8,601,550
--------------------------------------------------------------------------------
12.      CHECK IF THE AGGREGATE AMOUNT IN ROW (11)                          [ ]
         EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         24.3%
--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

         IN
--------------------------------------------------------------------------------

CUSIP NO. G210821050                   13D                    PAGE 7 of 14 PAGES


--------------------------------------------------------------------------------
1.       NAMES OF REPORTING PERSONS/I.R.S. IDENTIFICATION
         NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         ZHU GUOXIN
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (a) [X]
         (SEE INSTRUCTIONS)                                             (b) [ ]

--------------------------------------------------------------------------------
3.       SEC USE ONLY

--------------------------------------------------------------------------------
4.       SOURCE OF FUNDS (SEE INSTRUCTIONS)

         AF
--------------------------------------------------------------------------------
5.       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS                        [ ]
         REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

--------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION

         CHINA
--------------------------------------------------------------------------------
         NUMBER OF SHARES BENEFICIALLY OWNED BY EACH
         REPORTING PERSON WITH:
--------------------------------------------------------------------------------
         7.       SOLE VOTING POWER

                  -0-
--------------------------------------------------------------------------------
         8.       SHARED VOTING POWER

                  8,601,550
--------------------------------------------------------------------------------
         9        SOLE DISPOSITIVE POWER

                  -0-
--------------------------------------------------------------------------------
         10       SHARED DISPOSITIVE POWER

                  8,601,550
--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON

         8,601,550
--------------------------------------------------------------------------------
12.      CHECK IF THE AGGREGATE AMOUNT IN ROW (11)                          [ ]
         EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         24.3%
--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

         IN
--------------------------------------------------------------------------------

CUSIP NO. G210821050                   13D                    PAGE 8 of 14 PAGES


--------------------------------------------------------------------------------
1.       NAMES OF REPORTING PERSONS/I.R.S. IDENTIFICATION
         NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         YUAN XUCHENG
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (a) [X]
         (SEE INSTRUCTIONS)                                             (b) [ ]

--------------------------------------------------------------------------------
3.       SEC USE ONLY

--------------------------------------------------------------------------------
4.       SOURCE OF FUNDS (SEE INSTRUCTIONS)

         AF
--------------------------------------------------------------------------------
5.       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS                        [ ]
         REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

--------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION

         CHINA
--------------------------------------------------------------------------------
         NUMBER OF SHARES BENEFICIALLY OWNED BY EACH
         REPORTING PERSON WITH:
--------------------------------------------------------------------------------
         7.       SOLE VOTING POWER

                  -0-
--------------------------------------------------------------------------------
         8.       SHARED VOTING POWER

                  8,601,550
--------------------------------------------------------------------------------
         9        SOLE DISPOSITIVE POWER

                  -0-
--------------------------------------------------------------------------------
         10       SHARED DISPOSITIVE POWER

                  8,601,550
--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON

         8,601,550
--------------------------------------------------------------------------------
12.      CHECK IF THE AGGREGATE AMOUNT IN ROW (11)                          [ ]
         EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         24.3%
--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

         IN
--------------------------------------------------------------------------------

         The Statement on Schedule 13D dated November 13, 2002 filed by Goldman Industrial Ltd. ("Goldman") and Coomber Investment Limited ("Coomber") with the United States Securities and Exchange Commission (the "Commission") on December 16, 2002, as amended by Schedule 13D (Amendment No. 1) filed with the Commission on June 23, 2003 by Goldman, Coomber, Zhong Lin Development Company Limited ("Zhong Lin"), Guangxi Yuchai Machinery State Holding Company ("Guangxi Holding"), Qin Xiaocong, Zhu Guoxin and Yuan Xucheng (collectively, the "Reporting Persons"), Schedule 13D (Amendment No. 2) filed with the Commission by the Reporting Persons on July 9, 2003, Schedule 13D (Amendment No. 3) filed with the Commission by the Reporting Persons on August 5, 2003 and Schedule 13D (Amendment No. 4) filed with the Commission by the Reporting Persons on December 23, 2003, is hereby amended with respect to the items set forth below. Capitalized terms used without definition in this Schedule 13D (Amendment No. 5) have the meanings set forth in the Reporting Persons' Schedule 13D (Amendment No. 1).

Item 4.           Purpose of Transaction

         The information appearing in this Item is hereby amended by the addition of the following information:

         In connection with the Company's filing of Amendment No. 2 to the Shelf F-3 (as defined in Reporting Persons' Schedule 13D (Amendment No. 4), Coomber determined that it would not effect forward sale transactions as described in the Reporting Persons' Schedule 13D (Amendment No. 4) pursuant to the Shelf F-3. Coomber has registered 2,100,000 shares pursuant to the Company's Shelf F-3, which it may sell from time to time in accordance with the Plan of Distribution described therein. Coomber may also effect forward sale transactions up to a maximum of 4,000,000 shares (including the forward sales transactions described in Item 5 below) in reliance on the exemption from registration provided by Rule 144 under the Securities Act of 1933, as amended, and existing no-action positions of the staff of the Securities and Exchange Commission.

Item 5.           Interest in Securities of the Issuer

         The information set forth in this Item is hereby amended by the addition of the following information:

         Of the 8,601,550 shares of Common Stock beneficially owned by the Reporting Persons, Coomber has granted a security interest in 4,000,000 shares to Merrill Lynch in connection with the forward sale agreements described in Item 6 of this Schedule 13D (Amendment No. 4). Upon settlement of each such forward sale transaction, Coomber may deliver up to a total of such 4,000,000 shares of Common Stock in satisfaction of Coomber's obligations under the forward sale agreements. The Reporting Persons will generally continue to have sole voting rights with respect to the pledged shares during the term of the forward sale. However, Merrill Lynch may borrow the pledged shares from Coomber in connection with Merrill Lynch's hedging of its exposure under the forward sale agreements. Coomber will temporarily cease to have voting rights with respect to any Common Stock borrowed by Merrill Lynch but will reacquire such voting rights when Merrill Lynch returns the borrowed shares to Coomber.

         Through the date of this Schedule 13D (Amendment No. 5), Coomber has entered into forward sale transactions with Merrill Lynch with respect to an aggregate of 1,900,000 shares, and received aggregate net proceeds of approximately $46.94 million. If Coomber elects to settle all forward sale transactions effected to date by delivery of Common Stock, the Reporting Persons would beneficially own 6,701,550 shares of Common Stock, or approximately 19% of the Company's Common Stock. If Coomber were to dispose of 4,000,000 shares of Common Stock through a combination of forward sale transactions and sales of Common Stock pursuant to the Shelf F-3 after it is declared effective, the Reporting Persons would beneficially own 4,601,550 shares of Common Stock, or approximately 13% of the Company's Common Stock.

         Each of the Reporting Individuals disclaims any beneficial interest in the CYI shares reported in this Schedule 13D.

         Except for the forward sale transaction described herein, none of the Reporting Persons and, to their knowledge, none of the persons listed in Item 2 of Schedule 13D (Amendment No. 1) has effected any transactions in the Company's Common Stock in the 60 days preceding the filing of this Schedule 13D (Amendment No. 5).

                                   SIGNATURES

         After reasonable inquiry and to the best of his or her knowledge and belief, each of the undersigned certifies that the information in this statement is true, complete and correct.

Dated: March 15, 2004


                                       COOMBER INVESTMENTS LIMITED


                                       By: /s/ QIN XIAOCONG
                                           -------------------------------------
                                       Name:   Qin Xiaocong
                                       Title:  Director


                                       GOLDMAN INDUSTRIAL LTD.


                                       By: /s/ QIN XIAOCONG
                                           -------------------------------------
                                       Name:   Qin Xiaocong
                                       Title:  Director


                                       ZHONG LIN DEVELOPMENT COMPANY LIMITED


                                       By: /s/ QIN XIAOCONG
                                           -------------------------------------
                                       Name:   Qin Xiaocong
                                       Title:  Director


                                       GUANGXI YUCHAI MACHINERY STATE HOLDING
                                       COMPANY


                                       By: /s/ WANG JIANMING
                                           -------------------------------------
                                       Name:   Wang Jianming
                                       Title:  Chairman


                                       /s/ QIN XIAOCONG
                                       -----------------------------------------
                                           Qin Xiaocong


                                       /s/ ZHU GUOXIN
                                       -----------------------------------------
                                           Zhu Guoxin


                                       /s/ YUAN XUCHENG
                                       -----------------------------------------
                                           Yuan Xucheng